Exhibit 3.1

RLJ LODGING TRUST

ARTICLES OF AMENDMENT

RLJ Lodging Trust, a Maryland real estate investment  trust (the “Trust”) under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Section 5.2 of Article V of the Articles of Amendment and Restatement of Declaration of Trust of the Trust filed on May 5, 2011 (the “Declaration of Trust”) is hereby amended by deleting such Section 5.2 and replacing it in its entirety with the following:

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“Section 5.2 Number of Trustees.  The number of Trustees constituting the entire Board of Trustees is currently set at seven (7), but may hereafter be increased or decreased by the Board of Trustees in accordance with the provisions set forth in the Bylaws, but shall never be fewer than two nor more than fifteen (15).

It shall not be necessary to list in this Declaration of Trust the names of any Trustees hereinafter elected.

Except as may be provided by the Board of Trustees in setting the terms of any class or series of Shares and subject to Section 5.3 hereof, any and all vacancies on the Board of Trustees may be filled by the affirmative vote of a majority of the remaining Trustees in office, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred and until a successor is elected and qualifies.

Notwithstanding any other provision of this Declaration of Trust or any contrary provision of law, Section 3-804(c) of the MGCL, as amended from time to time, or any successor statute thereto, shall not apply to the Trust.”

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SECOND:  The amendment to the Declaration of Trust as set forth above has been duly approved and advised by the Board of Trustees of the Trust and approved by the shareholders of the Trust as required by law.

THIRD:  There has been no increase in the authorized share of beneficial interest of the Trust effected by the amendment to the Declaration of Trust as set forth above.

FOURTH:  The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption were not changed by the foregoing amendment.

FIFTH:  The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Trust and as to all matters of facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, RLJ Lodging Trust has caused these Articles of Amendment to be executed under seal in its name and on its behalf by the undersigned officer, and attested to by its Secretary, on this 5th day of May, 2015.

RLJ LODGING TRUST

		By:	/s/ Thomas J. Baltimore, Jr.
Thomas J. Baltimore, Jr.
President and Chief Executive Officer

Attest:	/s/ Anita Cooke Wells
Anita Cooke Wells
Vice President, Administration and
Corporate Secretary

Return Address:

RLJ Lodging Trust

3 Bethesda Metro Center

Suite 1000

Bethesda, MD 20814